During the period ended December 31, 2003, the registrant issued two new classes of shares, common shares of beneficial interest and preferred shares of beneficial interest.. For a description of these securities see the registrant's registration statement on Form N-2 filed on September 25, 2003 with respect to its common shares (SEC File
No. 107158) and the registrant's registration statement filed on November 20, 2003 with respect to its preferred shares (SEC File
No 109484).






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